Exhibit 99.1

Leidos Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2019 Results

- Revenues: $2.95 billion for fourth quarter; $11.09 billion for the year
- Diluted Earnings per Share: $1.26 for fourth quarter, year-over-year growth of 1%; $4.60 for the year
- Non-GAAP Diluted Earnings per Share: $1.51 for fourth quarter, year-over-year growth of 37%; $5.17 for the year
- Cash Flows from Operations: $169 million for fourth quarter; $992 million for the year

RESTON, Va., February 18, 2020 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the fourth quarter and fiscal year 2019.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: "We delivered strong fourth quarter results, including record organic revenue growth, increasing margins and significant year-over-year non-GAAP earnings growth. Our growth and execution momentum accelerated throughout 2019 and has continued into 2020 with significant new program wins and the opportunity to create value from our two recently announced acquisitions. I am confident that we are growing the company with the right talent, the right capabilities and the right strategy to continue to drive value for our customers, employees and shareholders."
Fourth Quarter Summary Results
Revenues for the quarter were $2.95 billion, compared to $2.65 billion in the prior year quarter, reflecting an 11.6% increase.
Operating income for the quarter was $261 million, compared to $188 million in the prior year quarter. Operating income margin increased to 8.8% from 7.1% in the prior year quarter. Non-GAAP operating margin for the quarter was 10.5%, compared to 9.3% in the prior year quarter, primarily due to favorable program mix.
Diluted earnings per share ("EPS") attributable to Leidos common stockholders for the quarter was $1.26, compared to $1.25 in the prior year quarter. Non-GAAP diluted EPS for the fourth quarter was $1.51 compared to $1.10 in the prior year quarter. The weighted average diluted share count for the quarter was 144 million compared to 150 million in the prior year quarter.
Defense Solutions
Defense Solutions revenues for the quarter of $1.40 billion increased $135 million, or 10.7%, compared to the prior year quarter. The revenue growth was primarily attributable to new awards and a net increase in program volumes, partially offset by the completion of certain contracts.
Defense Solutions operating income margin for the quarter was 8.9%, compared to 6.3% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 9.9%, compared to 7.7% in the prior year quarter, primarily attributable to new awards, the release of a contract reserve, favorable program mix and higher net-profit write-ups in the current year quarter.
Civil
Civil revenues for the quarter of $1.03 billion increased $143 million, or 16.2%, compared to the prior year quarter. The revenue growth was primarily attributable to a net increase in program volumes and new awards, partially offset by the impact of the sale of our commercial cybersecurity business and the completion of certain contracts.
Civil operating income margin for the quarter was 9.4%, compared to 7.1% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 11.4%, compared to 9.8% in the prior year quarter, primarily attributable to profit write-ups in the current year quarter, new awards and favorable program mix.

Health
Health revenues for the quarter of $526 million increased $29 million, or 5.8%, as compared to the prior year quarter. The revenue growth was primarily attributable to a net increase in program volumes, new awards and our acquisition of IMX Medical Management Services, Inc. ("IMX"), partially offset by the impact of the sale of our health staff augmentation business and the completion of certain contracts.
Health operating income margin for the quarter was 13.9%, compared to 13.7% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 16.0%, consistent with 16.1% in the prior year quarter.
Fiscal Year 2019 Summary Results
Revenues for fiscal year 2019 were $11.09 billion, compared to $10.19 billion in the prior year, reflecting an 8.8% increase.
Operating income for fiscal year 2019 was $912 million, compared to $749 million in the prior year. Operating income margin for fiscal year 2019 was 8.2%, compared to 7.3% in the prior year. Non-GAAP operating margin was 9.9%, compared to 9.8% in the prior year, primarily due to the payment of an arbitration award relating to a contract in a prior business operation and favorable program mix.
Diluted EPS attributable to Leidos common stockholders for fiscal year 2019 was $4.60, compared to $3.80 for the prior year. Non-GAAP diluted EPS for fiscal year 2019 was $5.17, compared to $4.38 in the prior year. The diluted share count was 145 million compared to 153 million in the prior year.
Defense Solutions
Defense Solutions revenues of $5.37 billion for fiscal year 2019 increased $401 million, or 8.1%, compared to the prior year. The revenue growth was primarily attributable to new awards and a net increase in program volumes, partially offset by the completion of certain contracts.
Defense Solutions operating income margin for fiscal year 2019 was 7.6%, compared to 7.1% in the prior year. On a non-GAAP basis, operating margin for the year was 8.7% compared to 8.5% in the prior year, primarily attributable to new awards, the release of a contract reserve and favorable program mix.
Civil
Civil revenues of $3.73 billion for fiscal year 2019 increased $318 million, or 9.3%, compared to the prior year. The revenue growth was primarily attributable to new awards and a net increase in program volumes, partially offset by the impact of the sale of our commercial cybersecurity business, the completion of certain contracts and lower net profit write-ups in the current year.
Civil operating income margin for fiscal year 2019 was 7.9%, compared to 8.3% in the prior year. On a non-GAAP basis, operating margin for the year was 10.0%, compared to 11.2% in the prior year, primarily attributable to lower net profit write-ups in the current year and a net increase in bad debt expense on certain international contracts, partially offset by new awards.
Health
Health revenues of $2.00 billion for fiscal year 2019 increased $181 million, or 10.0%, compared to the prior year. The revenue growth was primarily attributable to a net increase in program volumes, new awards and our acquisition of IMX, partially offset by the completion of certain contracts and the impact of the sale of our health staff augmentation business.
Health operating income margin for fiscal year 2019 was 12.1%, compared to 12.7% in the prior year. On a non-GAAP basis, operating margin for the year was 14.3%, compared to 15.2% in the prior year, primarily attributable to reduced margins on awarded re-compete contracts.
Cash Flow Summary
Net cash provided by operating activities for the quarter were $169 million compared to $104 million in the prior year quarter. The higher operating cash inflows were primarily due to more favorable timing of working capital changes, partially offset by timing of interest payments.

Net cash used in investing activities for the quarter were $54 million compared to $20 million in the prior year quarter. The higher cash outflows were primarily due to higher purchases of property, equipment and software.
Net cash used in financing activities for the quarter were $144 million compared to $290 million in the prior year quarter. The decrease in financing cash outflows was primarily due to lower stock repurchases, partially offset by the timing of dividend and debt payments.
Net cash provided by operating activities for the fiscal year were $992 million compared to $768 million in the prior year. The higher operating cash inflows were primarily due to more favorable timing of working capital changes including higher advance payments from customers, $59 million received in payment of an arbitration award relating to a contract in a prior business operation and lower payments for integration and restructuring costs. These activities were partially offset by higher tax payments, the timing of interest payments and proceeds received from the termination of interest rate swaps in the prior year.
Net cash provided by investing activities for the fiscal year were $65 million compared to $114 million net cash used in investing activities in the prior year. The higher cash inflows were primarily due to proceeds received for the dispositions of our commercial cybersecurity and health staff augmentation businesses and the sale of real estate properties, as well as cash paid in the prior year related to our 2016 acquisition. These activities were partially offset by cash paid related to the acquisition of IMX, higher purchases of property, equipment and software and lower proceeds from promissory notes.
Net cash used in financing activities for the fiscal year were $709 million compared to $707 million in in the prior year. The increase in financing cash outflows were primarily due to the timing of debt payments and higher stock repurchases, partially offset by cash paid related to a tax indemnification in the prior year and the timing of issuances of stock.
As of January 3, 2020, the Company had $668 million in cash and cash equivalents and $3.0 billion in debt.
New Business Awards
Net bookings totaled $3.0 billion in the fourth quarter of fiscal year 2019 and $14.5 billion for fiscal year 2019, representing a book-to-bill ratio of 1.0 and 1.3 for the fourth quarter and fiscal year 2019, respectively.
Notable recent awards received include:

•
Federal Aviation Administration Flight Services Support: The Company was awarded a follow-on prime contract by the Federal Aviation Administration ("FAA") to continue serving the general aviation community under the Future Flight Services Program ("FFSP"). Under the FFSP contract, Leidos will help the FAA achieve its vision to transform and modernize the delivery of flight briefing services by reducing program costs, providing technology enhancements, and engaging the broader general aviation community. The single award, firm-fixed-price contract has a five-year base period of performance followed by ten one-year option periods at an approximate value of $1 billion, if all options are exercised.

•
U.K. Metropolitan Police Service Command and Control System Support: The Company was appointed by the Metropolitan Police Service ("MPS") to upgrade its Command and Control system responsible for officer and vehicle deployment to emergency (999) and non-emergency (101) calls and events across the city of London. Under the program, Leidos U.K. will deliver a flexible map centric system that captures emergency contacts from the public and subsequently coordinates deployment of officers and other resources to incidents, pre-planned events and other operations. The new Command and Control solution will provide a modern, easy to use, cloud-based system to help the MPS visualize where officers are located, allow more efficient deployment, drive operational efficiency and keep the citizens and visitors of London safe. The single award, firm-fixed-price contract has a 22-month implementation phase followed by a 10-year base period of performance and a five-year option.

•
U.S. Intelligence Community: The Company was awarded contracts valued at $1.2 billion, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

The Company’s backlog at the end of fiscal year 2019 was $24.1 billion, of which $5.4 billion was funded.

Forward Guidance
The Company's outlook for fiscal year 2020 is as follows:

•	Revenues of $12.6 billion to $13.0 billion;

•	Adjusted EBITDA margins of 10.0% to 10.2%;

•	Non-GAAP diluted EPS of $5.30 to $5.65; and

•	Cash flows provided by operating activities at or above $1.0 billion.
Non-GAAP diluted EPS excludes amortization of acquired intangible assets, asset impairment charges, acquisition, integration and restructuring costs, amortization of equity method investment, gain on sale of business, acquisition related financing costs and other tax adjustments. For additional information regarding non-GAAP diluted EPS and Leidos' other non-GAAP financial measures, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
The Company does not provide a reconciliation of forward-looking adjusted EBITDA margins (non-GAAP) or non-GAAP diluted EPS to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income and diluted EPS being materially less than projected adjusted EBITDA margins (non-GAAP) and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern on February 18, 2020. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (U.S. dial-in) or +1 (201) 689-8261 (international dial-in).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international) and entering conference ID 13698386.
About Leidos
Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, homeland security, civil and health markets. The Company's 36,000 employees support vital missions for government and commercial customers.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about contract awards, future dividends, share repurchases, acquisitions and dispositions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: changes to our reputation and relationships with government agencies, developments in the U.S. government defense budget, including budget reductions, implementation of spending limits (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval of raises to the debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. government and other customers; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by the U.S. government and commercial organizations in environmental impact and remediation projects; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; exposure to lawsuits and contingencies associated with the IS&GS Business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; our ability to grow our commercial health and infrastructure businesses, which could be negatively affected by budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of February 18, 2020. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Kelly P. Hernandez	Melissa L. Koskovich
571.526.6404	571.526.6850
ir@leidos.com	koskovichm@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	January 3, 2020	December 28, 2018	January 3, 2020	December 28, 2018
Revenues	$2,954	$2,647	$11,094	$10,194
Cost of revenues	2,527	2,278	9,546	8,690
Selling, general and administrative expenses	171	182	689	729
Bad debt expense and recoveries	(5)	—	(40)	—
Acquisition, integration and restructuring costs	2	5	5	37
Asset impairment charges	—	—	—	7
Equity earnings of non-consolidated subsidiaries	(2)	(6)	(18)	(18)
Operating income	261	188	912	749
Non-operating expense:
Interest expense, net	(34)	(34)	(133)	(138)
Other (expense) income, net	—	(4)	87	(1)
Income before income taxes	227	150	866	610
Income tax (expense) benefit	(46)	38	(196)	(28)
Net income	181	188	670	582
Less: net income attributable to non-controlling interest	—	—	3	1
Net income attributable to Leidos common stockholders	$181	$188	$667	$581
Earnings per share:
Basic	$1.27	$1.27	$4.66	$3.85
Diluted	1.26	1.25	4.60	3.80
Weighted average number of common shares outstanding:
Basic	142	148	143	151
Diluted	144	150	145	153

Cash dividends declared per share	$0.34	$0.32	$1.32	$1.28

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)

	January 3, 2020	December 28, 2018
ASSETS
Cash and cash equivalents	$668	$327
Receivables, net	1,734	1,877
Other current assets	410	543
Assets held for sale	—	92
Total current assets	2,812	2,839
Property, plant and equipment, net	287	237
Intangible assets, net	530	652
Goodwill	4,912	4,860
Operating lease right-of-use assets, net	400	—
Other assets	426	182
	$9,367	$8,770
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$1,837	$1,491
Accrued payroll and employee benefits	435	473
Long-term debt, current portion	61	72
Liabilities held for sale	—	23
Total current liabilities	2,333	2,059
Long-term debt, net of current portion	2,925	3,052
Operating lease liabilities	326	—
Deferred tax liabilities	184	170
Other long-term liabilities	182	178
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.0001 par value, 10 million shares authorized and no shares issued and outstanding at January 3, 2020 and December 28, 2018	—	—
Common stock, $.0001 par value, 500 million shares authorized, 141 million and 146 million shares issued and outstanding at January 3, 2020 and December 28, 2018, respectively	—	—
Additional paid-in capital	2,587	2,966
Retained earnings	896	372
Accumulated other comprehensive loss	(70)	(30)
Total Leidos stockholders’ equity	3,413	3,308
Non-controlling interest	4	3
Total equity	3,417	3,311
	$9,367	$8,770

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Twelve Months Ended
	January 3, 2020	December 28, 2018	January 3, 2020	December 28, 2018
Cash flows from operations:
Net income	$181	$188	$670	$582
Adjustments to reconcile net income to net cash provided by operations:
Gain on sale of businesses	(1)	—	(88)	—
Depreciation and amortization	60	64	234	257
Amortization of equity method investments	3	3	11	10
Stock-based compensation	14	11	52	44
Deferred income taxes	(11)	(52)	18	(49)
Bad debt expense	(7)	—	12	—
Non-cash interest (income) expense	(3)	(2)	(10)	6
Asset impairment charges	—	—	—	7
Other	—	—	2	2
Change in assets and liabilities, net of effects of acquisitions:
Receivables	48	(60)	116	(58)
Other current assets	5	(49)	(44)	(73)
Accounts payable and accrued liabilities	(137)	(107)	116	(46)
Accrued payroll and employee benefits	(12)	59	(29)	(12)
Income taxes receivable/payable	54	10	34	10
Other long-term assets	(21)	11	(49)	56
Other long-term liabilities	(4)	28	(53)	32
Net cash provided by operating activities	169	104	992	768
Cash flows from investing activities:
Proceeds from disposition of businesses	(5)	—	178	—
Payments for property, equipment and software	(54)	(20)	(121)	(73)
Net proceeds from sale of assets	—	—	96	—
Acquisitions of businesses	—	—	(94)	(81)
Collections on promissory notes	5	—	5	40
Other	—	—	1	—
Net cash (used in) provided by investing activities	(54)	(20)	65	(114)
Cash flows from financing activities:
Repurchases of stock and other	(28)	(256)	(458)	(438)
Dividend payments	(97)	(47)	(198)	(198)
Payments of long-term debt	(30)	—	(80)	(59)
Proceeds from issuances of stock	11	1	27	14
Payment of tax indemnification liability	—	—	—	(23)
Proceeds from real estate financing transaction	—	14	—	14
Other	—	(2)	—	(17)
Net cash used in financing activities	(144)	(290)	(709)	(707)

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS [CONTINUED]
(in millions)

	Three Months Ended		Twelve Months Ended
	January 3, 2020	December 28, 2018	January 3, 2020	December 28, 2018
Net (decrease) increase in cash, cash equivalents and restricted cash	(29)	(206)	348	(53)
Cash, cash equivalents and restricted cash at beginning of year	746	575	369	422
Cash, cash equivalents and restricted cash at end of year	$717	$369	$717	$369

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

Effective the beginning of fiscal 2019, the Company changed the composition of its Defense Solutions reportable segment to better align the operations within the reportable segment to the customers it serves. This resulted in the identification of new operating segments within Defense Solutions. In addition, certain contracts were reassigned between the Civil and Defense Solutions reportable segments. While this activity did not have a material impact on the Company's reportable segments, prior year segments results have been recast to reflect this change.
The segment information for the periods presented was as follows:

	Three Months Ended				Twelve Months Ended
	January 3, 2020	December 28, 2018	Dollar change	Percent change	January 3, 2020	December 28, 2018	Dollar change	Percent change
Revenues:
Defense Solutions	$1,400	$1,265	$135	10.7%	$5,367	$4,966	$401	8.1%
Civil	1,028	885	143	16.2%	3,729	3,411	318	9.3%
Health	526	497	29	5.8%	1,998	1,817	181	10.0%
Total	$2,954	$2,647	$307	11.6%	$11,094	$10,194	$900	8.8%

Operating income (loss):
Defense Solutions	$124	$80	$44	55.0%	$407	$353	$54	15.3%
Civil	97	63	34	54.0%	295	284	11	3.9%
Health	73	68	5	7.4%	242	230	12	5.2%
Corporate	(33)	(23)	(10)	43.5%	(32)	(118)	86	(72.9)%
Total	$261	$188	$73	38.8%	$912	$749	$163	21.8%

Operating income margin:
Defense Solutions	8.9%	6.3%			7.6%	7.1%
Civil	9.4%	7.1%			7.9%	8.3%
Health	13.9%	13.7%			12.1%	12.7%
Total	8.8%	7.1%			8.2%	7.3%

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Our estimate of backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options, foreign currency movements, etc.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenues previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under indefinite delivery/indefinite quantity ("IDIQ"), General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded and separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future task orders is anticipated.
The estimated value of backlog as of the dates presented was as follows:

	January 3, 2020	December 28, 2018
Defense Solutions(1):
Funded backlog	$2,417	$2,821
Negotiated unfunded backlog	9,150	6,925
Total Defense Solutions backlog	$11,567	$9,746
Civil(1):
Funded backlog	$1,913	$2,304
Negotiated unfunded backlog	5,802	5,045
Total Civil backlog	$7,715	$7,349
Health:
Funded backlog	$1,083	$1,254
Negotiated unfunded backlog	3,725	2,483
Total Health backlog	$4,808	$3,737
Total:
Funded backlog	$5,413	$6,379
Negotiated unfunded backlog	18,677	14,453
Total backlog	$24,090	$20,832
(1) Prior year amounts have been recast for the contracts that were reassigned between the Defense Solutions and Civil reportable segments.
Total backlog at December 28, 2018 included $165 million within our Civil segment attributable to our held for sale commercial cybersecurity business.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin and non-GAAP diluted EPS, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from net income: (i) non-operating expense, net; (ii) income tax expense; and (iii) the following discrete items and the related tax impacts:

•	Acquisition, integration and restructuring costs - Represents acquisition, integration, lease termination and severance costs related to the Company's acquisitions.

•	Amortization of acquired intangible assets - Represents the amortization of the fair value of the acquired intangible assets.

•	Amortization of equity method investment - Represents the amortization of the fair value of the acquired equity method investment.

•	Acquisition related financing costs - Represents the amortization of the debt financing commitments in connection with the Company's entry into a purchase agreement with Dynetics, Inc.

•	Gain on sale of business - Represents the net gain on sale of businesses.

•	Asset impairment charges - Represents impairments of long-lived tangible assets.

•	Other tax adjustments - Represents discrete tax items.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenue.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of intangibles.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenue.
Non-GAAP diluted EPS is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures:

	Quarter Ended January 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Acquisition related financing costs	Gain on sale of business	Other tax adjustments	Non-GAAP results
Operating income	$261	$2	$43	$3	$—	$—	$—	$309
Non-operating expense, net	(34)	—	—	—	2	(1)	—	(33)
Income before income taxes	227	2	43	3	2	(1)	—	276
Income tax expense(1)	(46)	—	(11)	(1)	—	—	(1)	(59)
Net income attributable to Leidos common stockholders	$181	$2	$32	$2	$2	$(1)	$(1)	$217

Diluted EPS attributable to Leidos common stockholders	$1.26	$0.01	$0.22	$0.01	$0.01	$—	$—	$1.51
Diluted shares	144	144	144	144	144	144	144	144
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Quarter Ended January 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Acquisition related financing costs	Gain on sale of business	Non-GAAP results
Income before income taxes	$227	$2	$43	$3	$2	$(1)	$276
Depreciation expense	16	—	—	—	—	—	16
Amortization expense	47	—	(43)	(3)	—	—	1
Interest expense, net	34	—	—	—	(2)	—	32
EBITDA	$324	$2	$—	$—	$—	$(1)	$325
EBITDA margin	11.0%						11.0%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Quarter Ended December 28, 2018
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investments	Other tax adjustments	Non-GAAP results
Operating income	$188	$5	$50	$3	$—	$246
Non-operating expense, net	(38)	—	—	—	—	(38)
Income before income taxes	150	5	50	3	—	208
Income tax benefit (expense)(1)	38	(1)	(12)	(1)	(67)	(43)
Net income attributable to Leidos common stockholders	$188	$4	$38	$2	$(67)	$165

Diluted EPS attributable to Leidos common stockholders	$1.25	$0.03	$0.25	$0.01	$(0.44)	$1.10
Diluted shares	150	150	150	150	150	150
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Quarter Ended December 28, 2018
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investments	Non-GAAP results
Income before income taxes	$150	$5	$50	$3	$208
Depreciation expense	14	—	—	—	14
Amortization expense	53	—	(50)	(3)	—
Interest expense, net	34	—	—	—	34
EBITDA	$251	$5	$—	$—	$256
EBITDA margin	9.5%				9.7%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Year Ended January 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Acquisition related financing costs	Gain on sale of business	Other tax adjustments	Non-GAAP results
Operating income	$912	$5	$171	$11	$—	$—	$—	$1,099
Non-operating expense, net	(46)	—	—	—	2	(88)	—	(132)
Income before income taxes	866	5	171	11	2	(88)	—	967
Income tax (expense) benefit(1)	(196)	(1)	(43)	(3)	—	22	7	(214)
Net income	670	4	128	8	2	(66)	7	753
Less: net income attributable to non-controlling interest	3	—	—	—	—	—	—	3
Net income attributable to Leidos common stockholders	$667	$4	$128	$8	$2	$(66)	$7	$750

Diluted EPS attributable to Leidos common stockholders	$4.60	$0.03	$0.88	$0.06	$0.01	$(0.46)	$0.05	$5.17
Diluted shares	145	145	145	145	145	145	145	145
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Year Ended January 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Acquisition related financing costs	Gain on sale of business	Non-GAAP results
Income before income taxes	$866	$5	$171	$11	$2	$(88)	$967
Depreciation expense	61	—	—	—	—	—	61
Amortization expense	184	—	(171)	(11)	—	—	2
Interest expense, net	133	—	—	—	(2)	—	131
EBITDA	$1,244	$5	$—	$—	$—	$(88)	$1,161
EBITDA margin	11.2%						10.5%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Year Ended December 28, 2018
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investments	Asset impairment charges	Other tax adjustments(1)	Non-GAAP results
Operating income	$749	$37	$201	$10	$7	$—	$1,004
Non-operating expense, net	(139)	—	—	—	—	—	(139)
Income before income taxes	610	37	201	10	7	—	865
Income tax expense(2)	(28)	(9)	(51)	(3)	(2)	(101)	(194)
Net income	582	28	150	7	5	(101)	671
Less: net income attributable to non-controlling interest	1	—	—	—	—	—	1
Net income attributable to Leidos common stockholders	$581	$28	$150	$7	$5	$(101)	$670

Diluted EPS attributable to Leidos common stockholders	$3.80	$0.18	$0.98	$0.05	$0.03	$(0.66)	$4.38
Diluted shares	153	153	153	153	153	153	153
(1) Includes $16 million of tax benefits related to the commercial cybersecurity business classified as held for sale.
(2) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Year Ended December 28, 2018
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investments	Asset impairment charges	Non-GAAP results
Income before income taxes	$610	$37	$201	$10	$7	$865
Depreciation expense	56	—	—	—	—	56
Amortization expense	211	—	(201)	(10)	—	—
Interest expense, net	138	—	—	—	—	138
EBITDA	$1,015	$37	$—	$—	$7	$1,059
EBITDA margin	10.0%					10.4%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP operating income by reportable segment and Corporate:

	Quarter Ended January 3, 2020
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$124	$—	$15	$—	$139	9.9%
Civil	97	—	17	3	117	11.4%
Health	73	—	11	—	84	16.0%
Corporate	(33)	2	—	—	(31)	NM
Total	$261	$2	$43	$3	$309	10.5%

	Quarter Ended December 28, 2018
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investments	Non-GAAP operating income (loss)	Non-GAAP operating Margin
Defense Solutions(1)	$80	$—	$17	$—	$97	7.7%
Civil(1)	63	—	21	3	87	9.8%
Health	68	—	12	—	80	16.1%
Corporate	(23)	5	—	—	(18)	NM
Total	$188	$5	$50	$3	$246	9.3%

	Year Ended January 3, 2020
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$407	$—	$60	$—	$467	8.7%
Civil	295	—	67	11	373	10.0%
Health	242	—	44	—	286	14.3%
Corporate	(32)	5	—	—	(27)	NM
Total	$912	$5	$171	$11	$1,099	9.9%

	Year Ended December 28, 2018
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investments	Asset Impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions(1)	$353	$—	$68	$—	$—	$421	8.5%
Civil(1)	284	—	87	10	—	381	11.2%
Health	230	—	46	—	—	276	15.2%
Corporate	(118)	37	—	—	7	(74)	NM
Total	$749	$37	$201	$10	$7	$1,004	9.8%
NM - Not Meaningful
(1) Prior year amounts have been recast for the contracts that were reassigned between the Defense Solutions and Civil reportable segments.